Exhibit 99.01

NuStar Energy L.P. Reports Earnings Results for the Second Quarter of 2017

Closed on Acquisition of Permian Crude System, A Leading Crude Oil Gathering, Transportation and Storage System in the “Core of the Core” of the Midland Basin

Received Approvals on Three Presidential Permits to Move LPGs and Refined Products Across the Mexico Border

SAN ANTONIO, July 28, 2017 - As previously announced on May 4, 2017, NuStar Energy L.P. (NYSE: NS) closed on the purchase of Navigator Energy Services, LLC (Permian Crude System) for approximately $1.5 billion, which, as expected, significantly impacted its second quarter earnings results.

“The second quarter of 2017 was a busy and transformative time for NuStar,” said Brad Barron, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC. “After covering our distribution for three full years, we made the strategic decision to exchange short-term coverage for long-term distribution growth by moving forward with the Permian Crude System acquisition in the core of the core of the Midland Basin. And, as we said at that time, as a result of this strategic decision, we do not expect to cover our distribution until the back half of 2018. We also noted that the second quarter would be disproportionately impacted by the transaction costs associated with the acquisition. And, of course, you can’t issue 14 million new units without negatively impacting earnings per unit. And finally, revenues, which do not have a meaningful impact on profits in commodity trading operations, will be down, but discontinuing these operations should be earnings-neutral.

“Given all of this, it is not surprising that for the second quarter of 2017, we reported net income of $0.05 per unit, earnings before interest, taxes, depreciation and amortization (EBITDA) of $141 million and DCF available to common limited partners of $60 million, which resulted in a distribution coverage ratio of 0.59 times.

“These short-term results were anticipated. However, more importantly, we are on-track with our forward-looking plans that are paving the way for strong future growth – in our earnings, assets and distributions. Drilling in the area has exceeded our initial projections. In terms of rig counts, there are currently 39 rigs running on dedicated and interconnected acreage. This is in excess of the 29 we forecast would be running at the end of 2017. In fact, back in April when we were evaluating the system, we weren’t projecting 39 rigs until the end of 2018,” said Barron.

“Said another way, we did not acquire the Permian Crude System for its 2017 volumes; we acquired the system for its projected volume growth trajectory in 2018 and beyond. So we are very pleased with the progress we have made to date. But this progress would not be possible without the short-term impact we are experiencing in our 2017 earnings results.” Barron concluded.

To finance the acquisition of the Permian Crude System, NuStar closed on multiple transactions during the second quarter of 2017. On April 18, 2017, NuStar issued 14.4 million common units with gross proceeds of approximately $665 million. On April 28, 2017, NuStar raised $550 million by issuing 5.625% 10-year senior notes and also issued 15.4 million Series B perpetual preferred units for gross proceeds of $385 million. During the second quarter of 2017, NuStar incurred approximately $14.0 million of transaction costs in connection with the acquisition of the Permian Crude System.

NuStar GP Holdings, LLC (NYSE: NSH), also demonstrated its strong support for the acquisition of the Permian Crude System by agreeing to temporarily forgo the Incentive Distribution Rights, or IDRs, to which it would otherwise be entitled for any NuStar common equity that is issued from the date NuStar signed the acquisition agreement and through the 10 quarters thereafter, which begins with the distribution for the second quarter of 2017. The waiver is capped at $22 million.

The partnership announced a second quarter 2017 Series A Preferred Unit distribution of $0.53125 per unit and an initial Series B Preferred Unit distribution of $0.725434028 per unit, which will both be paid on September 15, 2017 to holders of record as of September 1, 2017. In addition, the partnership announced the second quarter 2017 common unit distribution of $1.095 per common unit, which will be paid on August 11, 2017 to holders of record as of August 7, 2017.

Second Quarter 2017 Earnings Conference Call Details
A conference call with management is scheduled for 9:00 a.m. CT today, July 28, 2017, to discuss the financial and operational results for the second quarter of 2017. Investors interested in listening to the discussion may dial toll-free 844/889-7787, passcode 48213974. International callers may access the discussion by dialing 661/378-9931, passcode 48213974. The partnership intends to have a playback available following the discussion, which may be accessed by dialing toll-free 855/859-2056, passcode 48213974. International callers may access the playback by dialing 404/537-3406, passcode 48213974. The playback will be available until 12:00 p.m. CT on August 27, 2017.

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Investors interested in listening to the live discussion or a replay via the internet may access the discussion directly at http://edge.media-server.com/m/p/kcc929bt or by logging on to NuStar Energy L.P.’s website at www.nustarenergy.com.
The discussion will disclose certain non-GAAP financial measures. Reconciliations of certain of these non-GAAP financial measures to U.S. GAAP may be found in this press release, with additional reconciliations located on the Financials page of the Investors section of NuStar Energy L.P.’s website at www.nustarenergy.com.
NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, is one of the largest independent liquids terminal and pipeline operators in the nation.  NuStar currently has more than 9,300 miles of pipeline and 81 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids.  The partnership’s combined system has more than 96 million barrels of storage capacity, and NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, and the United Kingdom.  For more information, visit NuStar Energy L.P.'s website at www.nustarenergy.com.
This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar Energy L.P.’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar Energy L.P.’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar Energy L.P., are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.
Cautionary Statement Regarding Forward-Looking Statements
This press release includes, and the related conference call will include, forward-looking statements regarding future events, such as the partnership’s future performance. All forward-looking statements are based on the partnership’s beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s and NuStar GP Holdings, LLC’s 2016 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission. Actual results may differ materially from those described in the forward-looking statements.

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NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Statement of Income Data:
Revenues:
Service revenues	$283,700	$270,403	$550,162	$536,969
Product sales	151,788	167,401	372,756	306,538
Total revenues	435,488	437,804	922,918	843,507
Costs and expenses:
Cost of product sales	144,479	157,617	352,285	286,607
Operating expenses	116,400	112,662	217,426	217,883
General and administrative expenses	33,604	22,657	58,199	46,442
Depreciation and amortization expense	67,601	53,651	124,465	106,793
Total costs and expenses	362,084	346,587	752,375	657,725
Operating income	73,404	91,217	170,543	185,782
Interest expense, net	(45,612)	(34,229)	(82,026)	(68,352)
Other income (expense), net	88	(201)	228	(372)
Income before income tax expense	27,880	56,787	88,745	117,058
Income tax expense	1,630	4,270	4,555	7,140
Net income	$26,250	$52,517	$84,190	$109,918

Net income applicable to common limited partners	$4,364	$40,018	$42,816	$84,818
Basic and diluted net income per common unit	$0.05	$0.52	$0.51	$1.09
Basic weighted-average common units outstanding	90,345,469	77,886,219	84,526,506	77,886,148

Other Data (Note 1):
EBITDA	$141,093	$144,667	$295,236	$292,203
DCF available to common limited partners	$60,267	$92,820	$149,209	$189,847

	June 30,		December 31,
	2017	2016	2016
Balance Sheet Data:
Total debt	$3,521,939	$3,205,693	$3,068,364
Partners’ equity	$2,501,049	$1,489,895	$1,611,617

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Pipeline:
Refined products pipelines throughput (barrels/day)	531,529	538,996	522,820	530,134
Crude oil pipelines throughput (barrels/day)	558,182	399,372	483,909	405,241
Total throughput (barrels/day)	1,089,711	938,368	1,006,729	935,375
Throughput revenues	$126,740	$121,575	$247,980	$240,448
Operating expenses	40,197	36,159	73,271	69,163
Depreciation and amortization expense	33,675	21,864	56,813	43,468
Segment operating income	$52,868	$63,552	$117,896	$127,817
Storage:
Throughput (barrels/day) (Note 2)	337,518	727,857	326,327	778,092
Throughput terminal revenues	$22,122	$28,668	$42,812	$58,068
Storage terminal revenues	136,437	123,206	263,178	246,205
Total revenues	158,559	151,874	305,990	304,273
Operating expenses	70,783	71,158	132,922	137,161
Depreciation and amortization expense	31,727	29,653	63,260	59,036
Segment operating income	$56,049	$51,063	$109,808	$108,076
Fuels Marketing:
Product sales and other revenue	$153,918	$169,862	$376,620	$310,308
Cost of product sales	147,013	160,557	357,612	293,138
Gross margin	6,905	9,305	19,008	17,170
Operating expenses	6,616	7,913	13,579	16,551
Segment operating income	$289	$1,392	$5,429	$619
Consolidation and Intersegment Eliminations:
Revenues	$(3,729)	$(5,507)	$(7,672)	$(11,522)
Cost of product sales	(2,534)	(2,940)	(5,327)	(6,531)
Operating expenses	(1,196)	(2,568)	(2,346)	(4,992)
Total	$1	$1	$1	$1
Consolidated Information:
Revenues	$435,488	$437,804	$922,918	$843,507
Cost of product sales	144,479	157,617	352,285	286,607
Operating expenses	116,400	112,662	217,426	217,883
Depreciation and amortization expense	65,402	51,517	120,073	102,504
Segment operating income	109,207	116,008	233,134	236,513
General and administrative expenses	33,604	22,657	58,199	46,442
Other depreciation and amortization expense	2,199	2,134	4,392	4,289
Consolidated operating income	$73,404	$91,217	$170,543	$185,782

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio Data)

Notes:
(1)NuStar Energy L.P. utilizes financial measures, such as earnings before interest, taxes, depreciation and amortization (EBITDA), distributable cash flow (DCF) and distribution coverage ratio, which are not defined in U.S. generally accepted accounting principles (GAAP). Management believes these financial measures provide useful information to investors and other external users of our financial information because (i) they provide additional information about the operating performance of the partnership’s assets and the cash the business is generating, (ii) investors and other external users of our financial statements benefit from having access to the same financial measures being utilized by management and our board of directors when making financial, operational, compensation and planning decisions and (iii) they highlight the impact of significant transactions.
Our board of directors and management use EBITDA and/or DCF when assessing the following: (i) the performance of our assets, (ii) the viability of potential projects, (iii) our ability to fund distributions, (iv) our ability to fund capital expenditures and (v) our ability to service debt. In addition, our board of directors uses a distribution coverage ratio, which is calculated based on DCF, as one of the factors in its determination of the company-wide bonus and the vesting of performance units awarded to management. DCF is a widely accepted financial indicator used by the master limited partnership (MLP) investment community to compare partnership performance. DCF is used by the MLP investment community, in part, because the value of a partnership unit is partially based on its yield, and its yield is based on the cash distributions a partnership can pay its unitholders.
None of these financial measures are presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP. The following is a reconciliation of EBITDA, DCF and distribution coverage ratio:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income	$26,250	$52,517	$84,190	$109,918
Interest expense, net	45,612	34,229	82,026	68,352
Income tax expense	1,630	4,270	4,555	7,140
Depreciation and amortization expense	67,601	53,651	124,465	106,793
EBITDA	141,093	144,667	295,236	292,203
Interest expense, net	(45,612)	(34,229)	(82,026)	(68,352)
Reliability capital expenditures	(10,380)	(11,305)	(15,402)	(17,322)
Income tax expense	(1,630)	(4,270)	(4,555)	(7,140)
Mark-to-market impact of hedge transactions (a)	(563)	5,762	(3,149)	10,446
Unit-based compensation (b)	1,618	1,122	3,706	2,208
Preferred unit distributions	(9,950)	—	(14,763)	—
Other items (c)	(1,095)	3,839	(1,369)	3,336
DCF	$73,481	$105,586	$177,678	$215,379
Less DCF available to general partner	13,214	12,766	28,469	25,532
DCF available to common limited partners	$60,267	$92,820	$149,209	$189,847

Distributions applicable to common limited partners	$101,869	$85,285	$203,782	$170,570
Distribution coverage ratio (d)	0.59x	1.09x	0.73x	1.11x

(a)
DCF excludes the impact of unrealized mark-to-market gains and losses that arise from valuing certain derivative contracts, as well as the associated hedged inventory. The gain or loss associated with these contracts is realized in DCF when the contracts are settled.

(b)
We intend to satisfy the vestings of equity-based awards with the issuance of our common units. As such, the expenses related to these awards are considered non-cash and added back to DCF. Certain awards include distribution equivalent rights (DERs). Payments made in connection with DERs are deducted from DCF.

(c)	Other items primarily consist of adjustments for throughput deficiency payments and construction reimbursements.

(d)	Distribution coverage ratio is calculated by dividing DCF available to common limited partners by distributions applicable to common limited partners.

(2)Throughputs for the three and six months ended June 30, 2016 included 415,122 and 460,898 barrels per day, respectively, from our refinery storage tank agreements, which changed from throughput-based to lease-based effective January 1, 2017.